AMENDMENT NO. 13 TO
SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED
PARTNERSHIP
OF
ENERGY TRANSFER PARTNERS, L.P.
July 27, 2016
This Amendment No. 13 (this “Amendment No. 13”) to the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P. (the “Partnership”), dated as of July 28, 2009, as amended by Amendment No. 1 thereto dated as of March 26, 2012, Amendment No. 2 thereto dated as of October 5, 2012, Amendment No. 3 thereto dated as of April 15, 2013, Amendment No. 4 thereto dated as of April 30, 2013, Amendment No. 5 thereto dated as of October 31, 2013, Amendment No. 6 thereto dated as of February 19, 2014, Amendment No. 7 thereto dated as of March 3, 2014, Amendment No. 8 thereto dated as of August 29, 2014, Amendment No. 9 thereto dated as of March 9, 2015, Amendment No. 10 thereto dated as of April 30, 2015, Amendment No. 11 thereto dated as of August 21, 2015 and Amendment No. 12 thereto dated as of April 6, 2016 (as so amended, the “Partnership Agreement”) is hereby adopted effective as of July 27, 2016, by Energy Transfer Partners GP, L.P., a Delaware limited partnership (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.
WHEREAS, the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement pursuant to Section 13.1(d)(i) of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Unitholders in any material respect;
WHEREAS, the General Partner, if approved by Special Approval and the holders of the Incentive Distribution Rights, may make any amendment to Section 6.4(f) of the Partnership Agreement that the General Partner deems necessary or advisable in connection with a proposed transaction approved by Special Approval;
WHEREAS, the General Partner, as the sole holder of the Incentive Distribution Rights, has previously agreed to certain reductions of quarterly distributions in respect of its Incentive Distribution Rights in the amounts per quarter set forth on Schedule A hereto;
WHEREAS, the General Partner has agreed to a further reduction of quarterly distributions in respect of its Incentive Distribution Rights in the amounts per quarter set forth on Schedule A hereto commencing with the quarter ending June 30, 2016 and ending with the quarter ending December 31, 2017;
WHEREAS, in connection with the reduction in the General Partner’s quarterly distributions in respect of its Incentive Distribution Rights, the Partnership has agreed to issue to the General

Partner an aggregate amount of 180 additional Class J Units pursuant to Section 5.6 and Section 5.15(a) of the Partnership Agreement during the 2016, 2017 and 2018 calendar years;
WHEREAS, pursuant to Section 6.1(a)(iv) of the Fourth Amended and Restated Limited Liability Company Agreement (as amended, the “LLC Agreement”) of Energy Transfer Partners, L.L.C., a Delaware limited liability company and the general partner of the General Partner (“GP LLC”), Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), as the sole member of GP LLC, has the exclusive authority to determine whether to amend, modify or waive any rights relating to the assets of GP LLC or the General Partner (including the decision to amend or forego distributions in respect of the Incentive Distribution Rights) as contemplated by Section 1 of this Amendment No. 13 and Section 6.1(a)(iii)(9) of the LLC Agreement requires ETE to approve any amendment to the Partnership Agreement, and ETE has consented in writing to such amendment; and
WHEREAS, the General Partner has determined, pursuant to Section 13.1(d)(i) of the Partnership Agreement, that the changes to the Partnership Agreement set forth herein do not adversely affect the Unitholders in any material respect;
NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:
Section 1.    Amendments.
(a)    Section 6.4(f) of the Partnership Agreement is hereby amended and restated as follows:
“(f) Notwithstanding anything to the contrary in Section 6.4(a), and without limiting the provisions of Sections 6.4(b), 6.4(c), 6.4(d), 6.4(e) and 6.4(h), for a period of seven (7) consecutive Quarters commencing with the Quarter ending June 30, 2016 and ending with the quarter ending December 31, 2017, aggregate quarterly distributions, if any, to holders of the Incentive Distribution Rights provided by clauses (iii)(B), (iv)(B) and (v)(B) of Subsection 6.4(a) shall be reduced by the amounts per quarter as set forth on Schedule A hereto. In addition, notwithstanding anything to the contrary herein, the General Partner, may, if approved by Special Approval and the holders of the Incentive Distribution Rights, make any amendment to the amount and timing of the reduction in the quarterly distributions to the holders of the Incentive Distribution Rights set forth in this Section 6.4(f) the General Partner deems necessary or advisable in connection with a proposed transaction approved by Special Approval.”
Section 2.    Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
Section 3.    This Amendment No. 13 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.
[Signature page follows]

IN WITNESS WHEREOF, this Amendment No. 13 has been executed as of the date first above written.
GENERAL PARTNER:

ENERGY TRANSFER PARTNERS GP, L.P.

By:	Energy Transfer Partners, L.L.C., its general partner

By: _/s/ Thomas E. Long_____________
Name:    Thomas E. Long
Title:    Chief Financial Officer

Schedule A
IDR Reduction Schedule

Quarter Ending	Existing IDR Reduction	Additional IDR Reduction	Total IDR Reduction
June 30, 2016	$34,250,000	$75,000,000.00	$109,250,000
September 30, 2016	$34,250,000	$85,000,000.00	$119,250,000
December 31, 2016	$34,250,000	$95,000,000.00	$129,250,000
March 31, 2017	$36,250,000	$105,000,000.00	$141,250,000
June 30, 2017	$36,250,000	$110,000,000.00	$146,250,000
September 30, 2017	$27,500,000	$120,000,000.00	$147,500,000
December 31, 2017	$27,500,000	$130,000,000.00	$157,500,000

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